UNITED STATES
SECURITIES ANE EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: March 4, 2004

THE DIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	51-0374887
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

15501 NORTH DIAL BOULEVARD
SCOTTSDALE, ARIZONA	85260-1619
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code (480) 754-3425.

Item 11. Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

On March 4, 2004, the Company notified its directors and executive officers that a blackout period will be in effect beginning at 4:00 p.m. EST on March 24, 2004 and ending during the week of April 12, 2004. A director, executive officer, security holder or other interested person may, during the blackout period and for a period of two years after the ending date of the blackout period, obtain, without charge, the beginning and ending dates of the blackout period by calling T. Rowe Price at 1-800-922-9945. The Company is deemed to have received the notice required by Section 101(i)(2)(E) of the Employment Retirement Income Security Act of 1974 on February 26, 2004.

The text of the notice provided to directors and executive officers of the Company on March 4, 2004 is as follows:

1. A Sarbanes-Oxley blackout period will apply to you during the same period a blackout period applies to participants in The Dial Corporation Future Investment Plan and The Dial Corporation 401(k) Plan for Hourly Employees (the “Plans”).

2. The Plans will be dropping the Dial Corporation Stock Fund as an investment option effective with the completion of the Dial-Henkel merger and participants will be unable during the blackout period to direct or diversify investments in their individual accounts that are invested in the Dial Corporation Stock Fund, obtain a loan from the Plans, or obtain a distribution from the Plans if they have an account balance in the Dial Corporation Stock Fund.

3. The Company’s shares of common stock, par value $0.01 per share (the “Shares”), and stock options for the Shares are subject to your Sarbanes-Oxley blackout period. This means that during the Sarbanes-Oxley blackout period you will not even be able to exercise your options with cash for Shares.

4. Any Dial stock options as to which you have elected to be cashed out and all the Shares you own will be processed for payment shortly after the expected closing of the Dial-Henkel merger, based on $28.75 per Share. Except for those dispositions in connection with the closing, during the blackout period it is unlawful for you, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity security of the Company which you acquired in connection with your service or employment as a director or executive officer of the Company.

5. Your blackout period will begin and end at the same times as the blackout period for the Plans. The blackout period for the Plans is expected to begin at 4:00 p.m. EST on March 24, 2004 and end during the week of April 12, 2004. During these weeks, you can determine whether the blackout periods have started or ended by calling T. Rowe Price at 1-800-922-9945.

If you have any questions concerning this notice, you should contact:

Christopher J. Littlefield
The Dial Corporation
15501 North Dial Boulevard
Scottsdale, AZ 85260
Telephone: 480-754-5267.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Dial Corporation
March 4, 2004

/s/ Conrad A. Conrad

Conrad A. Conrad
Executive Vice President and Chief Financial Officer